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                                                                     EXHIBIT 4.6


                           PER-SE TECHNOLOGIES, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                          FOR NON-EXECUTIVE EMPLOYEES

         Per-Se Technologies, Inc., a Delaware corporation formerly known as Medaphis Corporation (the "Company"), pursuant to action of its Board of Directors and in accordance with the Per-Se Technologies, Inc. Non-Qualified Stock Option Plan for Non-Executive Employees, as amended (the "Plan"), hereby grants a Stock Option ("Option") to the Optionee named on the foregoing Notice of Grant of Stock Options (the "Notice of Grant") to purchase from the Company the number of shares of Stock enumerated on the Notice of Grant, at an Option Price per share reflected on the Notice of Grant, which Option is subject to all of the terms and conditions set forth on the Notice of Grant, in this Option Agreement and in the Plan. This Option is granted effective as of the date of grant specified on the Notice of Grant (the "Date of Grant"). Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed thereto in the Plan.

         Section 1. Plan. As stated in the Plan, this Option is not intended to satisfy and will not be treated as an "Incentive Stock Option" as defined in
Section 422 of the Code. This Option is subject to all the terms and conditions set forth in the Plan, in this Option Agreement and on the Notice of Grant. A copy of the Plan will be made available to Optionee upon written request to the corporate Secretary of the Company.

         Section 2.  Vesting.

         a.       Except as provided in Section 14 of the Plan or in this
                  Section 2, Optionee shall vest in this Option in accordance with the vesting schedule set forth on the Notice of Grant.

         b. If Optionee's employment with the Company or any parent or subsidiary corporation of the Company terminates for any reason other than death or disability (within the meaning of Section 22(e)(3) of the Code) before this Option is fully vested, any portion of this Option which is not vested on the date of such termination of Optionee's employment shall be automatically forfeited as of the employment termination date. In the event of termination of Optionee's employment with the Company or any parent or subsidiary corporation of the Company for any reason other than death or disability (within the meaning of Section 22(e)(3) of the Code), after any portion of this Option is vested as set forth in this
                  Section 2, this Option shall be exercisable to the extent vested in accordance with the limitations set forth in
                  Section 4. In the event of termination of employment as a result of the death or disability (within the meaning of Section 22(e)(3) of the Code) of Optionee, this Option shall be and become fully exercisable without regard to the vesting schedule set forth on the Notice of Grant, and the personal representative of Optionee's estate shall be entitled to exercise this Option subject to the limitations in Section 4.

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         Section 3. Date Exercisable. This Option shall be exercisable (to the extent vested under Section 2) on any normal business day of the Company that comes before the date this Option expires under Section 4. The maximum number of shares of Stock that may be purchased by exercise of this Option on any such day shall equal the excess, if any, of (a) the product of the vested percentage on such date and the total number of shares of Stock subject to this Option on the Date of Grant, as adjusted in accordance with Section 13 of the Plan, over
(b) the number of shares of Stock which have previously been purchased by exercise of this Option, as adjusted in a manner consistent with Section 13 of the Plan.

         Section 4. Life of Option. This Option shall expire when exercised in full; provided, however, the Option also shall expire immediately and automatically on the earlier of (a) the date which is the eleventh (11th) anniversary of the Date of Grant, (b) the end of the three (3) month period which begins on the date Optionee's employment by the Company or any parent or subsidiary corporation of the Company terminates for any reason, other than as a result of the death or disability (within the meaning of Section 22(e)(3) of the Code) of Optionee or as a result of a Change of Control event described in
Section 14.1 of the Plan, (c) the end of the six (6) month period which begins on the date Optionee's employment by the Company or any parent or subsidiary corporation of the Company terminates for reasons of death or disability (within the meaning of Section 22(e)(3) of the Code) of Optionee, (d) upon the consummation of a Change of Control event described in Section 14.1(1), (2) or
(3) of the Plan, or (e) the end of the six (6) month period which begins on the date Optionee's employment by the Company or any parent or subsidiary corporation of the Company terminates as a result of a Change of Control event described in Section 14.1(4) or (5) of the Plan.

         Section 5. Method of Exercise of Option. Optionee may (subject to Sections 2, 3, 4, 11, 12 and 13) exercise this Option in whole or in part (before the date this Option expires) for a whole number of shares of Stock on any normal business day of the Company by (a) delivering the Option Agreement to the Company at its principal place of business together with written notice of the exercise of this Option and (b) simultaneously paying to the Company the Option Price.

         Section 6. Delivery. The Company's delivery of Stock pursuant to the exercise of this Option (as described in Section 5) shall discharge the Company of all of its duties and responsibilities with respect to this Option.

         Section 7. Adjustment. The Committee shall have the right to make such adjustments to this Option as described under Section 13 of the Plan.

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         Section 8. Nontransferable. Except in the case of death or disability
(within the meaning of Section 22(e)(3) of the Code) of Optionee, the rights granted under this Option shall be exercisable during Optionee's lifetime only by Optionee. No rights granted under this Option shall be transferable by Optionee except, in the event of termination of employment of Optionee as a result of death or disability (within the meaning of Section 22(e)(3) of the Code), the personal representative of Optionee's estate shall be entitled to exercise this Option subject to the limitations set forth in Section 4.

         Section 9. Employment and Termination. Neither the Plan, this Option nor any related material shall give Optionee the right to continue in employment by the Company or shall adversely affect the right of the Company or a subsidiary to terminate Optionee's employment with or without cause at any time.

         Section 10. Stockholder Status. Optionee shall have no rights as a stockholder with respect to any shares of Stock under this Option until such shares have been duly issued and delivered to Optionee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Stock except as expressly set forth in the Plan.

         Section 11. Other Laws. The Company shall have the right to refuse to issue or transfer any Stock under this Option if the Company acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation, and any payment tendered in such event to exercise this Option shall be promptly refunded to Optionee.

         Section 12. Securities Registration. Optionee may be requested by the Company to hold any shares of Stock received upon the exercise of this Option for personal investment and not for purposes of resale or distribution to the public and Optionee shall, if so requested by the Company, deliver a certified statement to that effect to the Company as a condition to the issuance of such Stock to Optionee.

         Section 13. Other Conditions. Optionee shall (as a condition to the exercise of this Option) enter into any agreement or make any representations required by the Company related to the Stock to be acquired pursuant to the exercise of this Option, including any agreement which restricts the transfer of Stock acquired pursuant to the exercise of this Option and provides for the repurchase of such Stock by the Company under certain circumstances.

         Section 14. Tax Withholding. The Company shall have the right to withhold or retain from any payment to Optionee (whether or not such payment is made pursuant to this Option) or take such other action as is permissible under the Plan which the Company deems necessary or appropriate to satisfy any income or other tax withholding requirements as a result of the grant or exercise of this Option.

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         Section 15. Governing Law. The Plan and this Option shall be governed by the laws of the State of Delaware.

         Section 16. Modification, Amendment, and Cancellation. The Company shall have the right unilaterally to modify, amend, or cancel this Option in accordance with Section 15 of the Plan.

         Section 17. Severability. In the event that any one or more of the provisions or portions thereof contained in this Option Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Option Agreement, and this Option Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

         Section 18. Entire Agreement. Subject to the terms and conditions of the Plan, this Option Agreement expresses the entire understanding and agreement of the parties and specifically supersedes all previous agreements between the Company and the Optionee pertaining to this Option.

         Section 19. Binding Effect. This Option shall be binding upon the Company and Optionee and their respective heirs, executors, administrators and successors.

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                       NOTICE OF EXERCISE OF STOCK OPTION
                        UNDER PER-SE TECHNOLOGIES, INC.
                        NON-QUALIFIED STOCK OPTION PLAN
                          FOR NON-EXECUTIVE EMPLOYEES


                                           Name: ____________________

                                           Address: _________________

                                           __________________________

                                           Date: ____________________

                                           SS No.____________________

Per-Se Technologies, Inc.
2840 Mt. Wilkinson Parkway
Suite 300
Atlanta, Georgia  30339
Attn:  Treasurer

Re: Exercise of Stock Option under the Per-Se Technologies, Inc. Non-Qualified Stock Option Plan for Non-Executive Employees, as amended (the "Plan")

Ladies and Gentlemen:

         Subject to acceptance hereof in writing by Per-Se Technologies, Inc. (the "Company") pursuant to the provisions of the Plan, I hereby elect to exercise the option (the "Option") granted to me under the Option Agreement dated as of ________________, to purchase ________ shares of the Common Stock, par value $.01 per share, of the Company at a price of $_________ per share (the "Shares").

         Enclosed is a certified check (or bank cashier's check) in the amount of $_________ payable to the order of Per-Se Technologies, Inc. in payment of the full Option Price.

         As soon as a certificate representing the Shares is registered in my name, please deliver it to me at the above address.

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         In connection with the exercise of the Option, I hereby represent, warrant, covenant and agree with the Company as follows:

         (a) I am able to bear the economic risks of the investment in the Shares, including the risk of a complete loss of my investment therein;

         (b) I understand and agree that the Company shall withhold from payments made to me, or I shall remit to the Company, all amounts required to be withheld by the Company to satisfy federal and state tax withholding obligations with respect to the exercise of the Option;

         (c) I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the Shares hereunder and I am able to bear the economic risk of such purchase; and

         (d) The agreements, representations, warranties and covenants made by me herein extend to and apply to all of the Shares issued to me pursuant to the exercise of the Option; acceptance by me of a certificate representing the Shares shall constitute confirmation by me that all such agreements, representations, warranties and covenants made herein shall be true and correct at such time.


                                          Very truly yours,



                                          -----------------------------------
                                          Optionee


AGREED TO AND ACCEPTED:

PER-SE TECHNOLOGIES, INC.                            Number of Shares
                                                     Exercised: ______________
By: _____________________
                                                     Number of Shares
Title: ___________________                           Remaining: ______________

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